Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this "Agreement") is made and entered into as of September 2, 2020, by and between Matthew J. Petrizzo ("Executive") and Williams Industrial Services Group Inc. (the "Company"). The Company and Executive are sometimes collectively referred to herein as the "Parties" and individually as a "Party".

1.          Separation. Pursuant to Severance provision of the Offer Letter between the Company and Executive dated October 10, 2018 (the "Offer Letter"), the Company terminated Executive's employment without Cause (as defined in the Offer Letter) and Executive's last day of employment with the Company shall be, and is effective as of, August 28, 2020 (the "Separation Date"). After the Separation Date, Executive shall not represent himself as being an employee, officer, attorney, agent, or representative of the Company for any purpose. Executive shall sign and return the Letter of Resignation attached as Exhibit A to this Agreement. This Agreement satisfies any obligation of the Company to provide written notice of termination to Executive pursuant to the Offer Letter.

2.          Payments and Benefits.

(a)        Accrued Benefits. All Company-provided benefits ceased to accrue as of the Separation Date. Executive shall be provided the earned payments and benefits set forth as the "Accrued Benefits" in Exhibit B hereto.

(b)        Separation Benefits. In consideration of, and subject to and conditioned upon Executive's execution and non-revocation of the Release attached as Exhibit C to this Agreement (the "Release") within 21 calendar days following the Separation Date, and the effectiveness of such Release as provided in Section 3 of this Agreement, the Company shall pay or provide to Executive the severance payments and benefits contemplated by the Severance provision of the Offer Letter to which Executive is entitled upon a termination without Cause after 6 months of employment from the Start Date, as defined in the Offer Letter (such payments and benefits referred to as the "Severance Payments"). The Severance Payments are summarized in Exhibit B hereto and shall be paid or provided to Executive upon the terms of the Offer Letter. In consideration of Executive's execution and non-revocation of the Release attached as Exhibit C, which Executive is not otherwise required to sign in order to receive the Severance Payment, the Company shall also execute the release attached as Exhibit C within three business days after Executive provides the executed Release.

(c)        Full Payment. Executive acknowledges that the payments and arrangements contained in this Agreement (including as summarized in Exhibit B) shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and his termination therefrom, including, without limitation, any and all amounts properly due and owing to Executive under the Offer Letter, the Williams Industrial Services Group Inc. Executive Severance Plan or any other severance plan.

3.          Release of Claims. Executive and the Company agree that, as a condition to Executive's right to receive the payments and benefits set forth in Section 2(b) of this

Agreement, and the Company's receipt of the Release, within 21 calendar days following the Separation Date (the "Release Period"), Executive and the Company shall execute and deliver, and not revoke, the Release. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will receive only the Accrued Benefits and will not be entitled to any other payment or benefit under Section 2(b) of this Agreement. If the Company fails to Execute and deliver the Release to the Executive, or if the Release otherwise does not become effective and irrevocable in accordance with its terms, then the Executive's release shall not be effective or enforceable against the Executive.

4.          Effect on Other Agreements.

(a)        Restrictive Covenants. Executive specifically acknowledges and agrees that he remains obligated to comply with all provisions of the Confidentiality and Restrictive Covenants Agreement between Executive and Williams Industrial Services Group, LLC dated October 3, 2019 (the "Restrictive Covenants Agreement"), which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date as a termination by the Company without Cause and a Severance Payment is made, notwithstanding Executive's termination of employment. In addition to, and without limiting Executive's obligations under the Restrictive Covenants Agreement, Executive agrees that, from and after the Separation Date, he shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its affiliates, any of their businesses or any of their current or former directors, officers or employees; provided, however, that, subject to the Restrictive Covenants Agreement, nothing herein shall prohibit Executive from disclosing truthful information if legally required. From  and after the Separation Date, the Company shall instruct its senior executive officers not to make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning Executive or any of his agents or related parties; provided, however, that nothing herein shall prohibit any such individuals from disclosing truthful information if legally required.

(b)        Restricted Share Units. The Company has granted to Executive certain restricted share units that were outstanding immediately prior to the Separation Date pursuant to the terms and conditions of the Company's equity compensation plan and the restricted share unit award agreement(s) between the Parties (the "Restricted Share Units"). The Restricted Share Units shall vest on a pro-rated basis, to the extent provided under the terms and conditions of the applicable award agreement(s), as if Executive's employment were terminated without "cause" on the Separation Date (and, for the avoidance of doubt, any such awards the vesting of which depends upon the achievement of performance objectives shall vest, if at all, based on the extent to which the applicable performance objectives are achieved during the applicable performance periods). Any vested Restricted Share Units will be paid to Executive in accordance with the terms, and subject to the conditions, of the applicable award agreement(s).

5.          Miscellaneous.

(a)        Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local,

foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation (or require Executive to make arrangements satisfactory to the Company for the payment of such required withholding taxes).

(b)        Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive's surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(c)         Final and Entire Agreement; Amendment. Except with respect to the provisions of the other documents referenced herein (including the Offer Letter, which shall control to the extent it conflicts with this Agreement), this Agreement, together with the Exhibits and the other documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(d)        Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to conflict of laws principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Georgia. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(e)        Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Executive: at Executive's most recent address on the records of the Company with a copy to petrizzo2@gmail.com; and (ii) if to the Company: Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, Attention Chip E. Wheelock (cwheelock@wisgrp.com); or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(f)         Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

By:	/s/ Chip Wheelock
Chip Wheelock, SVP, Chief Administrative
Officer, General Counsel, and Secretary

EXECUTIVE

/s/ Matthew J. Petrizzo
Matthew J. Petrizzo	9/2/2020

EXHIBIT A

Letter of Resignation

August 28, 2020

Williams Industrial Services Group Inc.
100 Crescent Centre Parkway, Suite 1240
Tucker, Georgia 30084

Attn: Chip Wheelock

Effective as of August 28, 2020, the Company terminated my employment without Cause (as defined in my October 6, 2018 offer letter). In furtherance of my separation from employment, I hereby resign (i) from any and all positions held by me as an officer, including as President, Energy and Industrial of Williams Industrial Services Group Inc. (the "Company"), and (ii) from any and all positions held by me as an officer or director of any subsidiaries or affiliates of the Company.

Sincerely,

/s/ Matthew J. Petrizzo
Matthew J. Petrizzo	9/2/2020

EXHIBIT B

SEPARATION PAYMENTS AND BENEFITS

Description of Payment/Benefit	Payment Terms
Accrued Benefits

■

The Company shall issue Executive's final paycheck within 30 calendar days after the Separation Date (or such earlier date as required by applicable law), which shall include Executive's Annual Base Salary earned through the Separation Date and accrued but unused vacation.

Severance Payments

■

The Company shall pay to Executive an amount equal to $317,000, which represents 12 months of his Annual Base Salary, payable in regular installments in accordance with the Company's normal payroll practices, over the 12-month period commencing on the Separation Date (the "Severance Period") per the following terms: (1) the installments shall commence to be paid on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (2) the first installment shall include as a lump sum all payments (without interest) that accrued from the Separation Date until such first payroll date, and (3) the remaining installments shall be paid as otherwise scheduled for the Severance Period.

■

The Company shall pay to Executive a short-term incentive for the 2020 fiscal year, based on actual performance results for the entire fiscal year without regard to any discretionary adjustments that have the effect of reducing the amount of the short-term incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment) and pro-rated based on the number of days Executive was employed for the fiscal year through the Separation Date, which shall be paid at the same time that short-term incentives for such year are paid by the Company to participants under the 2020 short-term incentive plan who remain employed.

■

If Executive timely elects continued health and dental coverage under COBRA, the Company will pay Executive's full cost of his COBRA premiums to continue his coverage (including coverage for his eligible dependents, if applicable) (the "COBRA Premiums") for the 1-year period commencing on September 1, 2020 (the "COBRA Premium Period"). The COBRA Premium Period runs concurrently with the COBRA continuation period; provided that Executive may elect to pay for the last six months of the 18-month COBRA continuation period. During the COBRA

1

Description of Payment/Benefit	Payment Terms

Premium Period, an amount equal to the applicable COBRA Premiums (or such other amounts as may be required by law) will be included in Executive's income for tax purposes to the extent required by applicable law and the Company may withhold taxes from Executive's other compensation for this purpose. Notwithstanding the foregoing, if Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, then the Company's payment obligations and Executive's right to the subsidized premium payments as described herein shall cease.

Performance Awards

■

Executive's termination of employment shall be treated as a termination without Cause for the purposes of all previously granted performance awards, including the November 5, 2018 Time Based Restricted Share Unit Award, the November 5, 2018 Performance Based Restricted Share Unit Award, the March 31, 2019 Cash Based Performance Award, the March 31, 2019 Time Based Restricted Share Unit Award, the March 31, 2020 Performance Based Restricted Share Unit Award and the March 31, 2020 Time Based Restricted Share Unit Award.

2

EXHIBIT C

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims Agreement (this "Release") is made and entered into as of this 2nd day of September, 2020, by and between Williams Industrial Services Group Inc. (the "Company"), on behalf of itself, its parents, subsidiaries, and other corporate affiliates, and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the "Company Group"), and Matthew J. Petrizzo ("Executive").

1.           Employment Status. Executive's employment with the Company and its affiliates was terminated by the Company without Cause (as defined in Executive's October 6, 2018 Offer Letter) effective as of August 28, 2020 (the "Separation Date").

2.          Payments and Benefits. As consideration of Executive's execution of and non-revocation of this Release, and compliance with the Separation Agreement, the Company shall pay Executive the severance set forth in the Separation Agreement between Executive and the Company dated September 2, 2020 (the "Separation Agreement").

3.          No Liability. This Release does not constitute an admission by the Company or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.          Executive's Release of the Company. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, "Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and the Company Group, and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive's employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Company Group's incentive or equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair

Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act ("ADEA''), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the Georgia Equal Pay Act (GEPA), the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code (GEEPDC), the Georgia Discriminatory Wage Practices Based on Sex Act, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner); and (f) any other statutory or common law claims related to Executive's employment with the Company Group or the separation of Executive's employment with the Company Group.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Company Group from (i) any obligation under the Separation Agreement; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date, including the Company's 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Executive's rights of advancement, indemnification and directors and officers liability insurance, as applicable and as in effect as of the Separation Date; and (iv) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive's right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he or she may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company, its affiliates and their respective predecessors and successors in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive's behalf. Additionally, Executive's ownership of equity in the Company shall continue under terms of those equity units, and Executives previously granted cash based awards and restricted share unit awards shall be treated as a termination by the Company without Cause as defined in the applicable award agreements.

5.         Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive in this Release, Executive hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all claims, whether known or unknown, from the beginning of time through the date of Executive's execution of this Release arising under the ADEA, as amended, and its implementing regulations. By signing this Release, Executive hereby acknowledges and confirms that:

(a)        Executive has read this Release in its entirety and understands all of its terms;

(b)        by this Release, Executive has been advised in writing to consult with an attorney of Executive's choosing as Executive believed was necessary before signing this Release;

(c)        Executive knowingly, freely, and voluntarily agrees to all the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it;

(d)        Executive is signing this Release in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;

(e)        Executive was given at least twenty-one (21) calendar days to consider the terms of this Release and consult with an attorney of Executive's choice, although Executive may sign it sooner if desired;

(f)         Executive understands that he has seven (7) calendar days after signing this Release to revoke it by delivering notice of revocation to the Company in accordance with Section 5(e) of the Separation Agreement before the end of this seven-day period; and

(g)        Executive understands that the release contained herein does not apply to rights and claims that may arise after Executive signs this Release.

6.          The Company's Release of Executive. The Company and the Company Group, on behalf of themselves and Releasees does hereby irrevocably and unconditionally release, acquit and forever discharge Executive, his heirs, administrators, representatives, executors, successors and assigns, including without limitation all persons acting by, through, under or in concert with Executive, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company, the Company Group or Releasees has, had, or may ever have against Executive relating to or arising out of Executive's employment or separation from employment with the Company Group, from the beginning of time and up to and including the date the Company executes this Release. Notwithstanding the foregoing provisions of this Section 6, nothing herein shall release Executive from (a) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by Executive during the course of Executive’s employment with the Company Group or thereafter prior to the execution date of this Release (including any material misappropriation of funds or embezzlement, or any other criminal action); (b) any act of fraud committed by Executive in connection with his employment with the Company Group or thereafter prior to the execution date of this Release; or (c) Executive's continuing obligations under the Separation Agreement and this Release.

7.          Return of Property. Executive warrants and represents that Executive has surrendered to the Company all documents, materials, and other property of the Company Group and/or their clients and has not photocopied or reproduced such documents. Executive further warrants and represents that Executive has returned to the Company any and all Company Group computer equipment and software, and any and all other equipment of the Company Group in Executive's possession in good working order and reasonable condition, including any keys.

8.           Representation of No Pending Action and Agreement Not to Sue. Executive further agrees never to sue any Releasees or cause any Releasees to be sued regarding any matter within the scope of the above release. If Executive violates this Release by suing any Releasees or causing any Releasees to be sued, Executive shall continue to be bound by the release obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Releasees, including reasonable attorneys' fees, unless paying such costs and expenses is prohibited by law. The Company Group further agrees never to sue Executive or cause Executive to be sued regarding any matter within the scope of the above release. If the Company Group violates this Release by suing Executive or causing the Executive to be sued, the Company Group shall continue to be bound by the release obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Executive, including reasonable attorneys' fees, unless paying such costs and expenses is prohibited by law.

9.          Right to Engage in Protected Activity.  Nothing  in this Release is intended  to, or shall, interfere with Executive's rights under federal, state, or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the ADEA, USERRA, or their state or local counterparts) to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of the non-disparagement or confidentiality clauses of the Employment Agreement. Similarly, nothing in this Release prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Executive shall not, however, be entitled to any relief, recovery, or monies in connection with any such complaint, charge, or proceeding brought against any Releasee, regardless of who filed or initiated any such complaint, charge, or proceeding.

10.        Bar. Executive and the Company acknowledge and agree that if he or it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the other party with respect to any cause, matter or thing which is the subject of the releases under Sections 4, 5 and 6 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the other party all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.

11.        Governing Law . This Release shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles. Any action or proceeding by either of the parties to enforce this Release shall be brought only in a state or federal court located in the State of Georgia. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12.        Revocation. Executive has a period of seven (7) calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company under Section 5 of this Release, and this  Release  shall  not  become effective or enforceable until such revocation  period  has expired.  Executive  understands  that  if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2 above.

13.        Miscellaneous. This Release is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

14.        Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

(Signatures are on the following page)

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS RELEASE. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE'S CHOICE BEFORE SIGNING THIS RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY AND RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the parties hereto have each executed this Release as of the date first above written.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

By:	/s/ Chip Wheelock
Chip Wheelock, SVP, Chief Administrative
Officer, General Counsel, and Secretary

EXECUTIVE

/s/ Matthew J. Petrizzo
Matthew J. Petrizzo	9/2/2020